Listing Report:Supplement No. 7 dated Dec 27, 2010 to Prospectus dated Dec 20, 2010
File pursuant to Rule 424(b)(3)
Registration Statement No. 333-147019
Prosper Marketplace, Inc.
Borrower Payment Dependent Notes
This Listing Report supplements the prospectus dated Dec 20, 2010 and provides information about each loan request (referred to as a "listing") and series of Borrower Payment Dependent Notes (the "Notes") we are currently offering. Prospective investors should read this Listing Report supplement together with the prospectus dated Dec 20, 2010 to understand the terms and conditions of the Notes and how they are offered, as well as the risks of investing in Notes.
The following series of Notes are currently being offered:
Borrower Payment Dependent Notes Series 489180
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$5,000.00	Prosper Rating:	D	Listing Duration:	14 days
Minimum Amount to Fund:	$3,500	Estimated loss*:	10.80%
Term:	36 months

Lender yield:	28.50%	Borrower rate/APR:	29.50% / 33.10%	Monthly payment:	$210.89

Lender servicing fee:	1.00%	Effective Yield*:	27.78%
		Estimated return*:	16.98%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	6	First credit line:	Mar-1989	Debt/Income ratio:	Not calculated
Credit score:	740-759 (Dec-2010)	Inquiries last 6m:	1	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	4 / 4	Length of status:	7y 2m
Amount delinquent:	$0	Total credit lines:	8	Occupation:	Other
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$167	Stated income:	$50,000-$74,999
Delinquencies in last 7y:	0	Bankcard utilization:	33%
		Homeownership:	No
Screen name:	mystical-interest040	Borrower's state:	California	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Make Profit with Car Sale
Purpose of loan: To make a profit

This loan will be used to buy a classic car that my father's friend has for sale.

My financial situation is excellent.

I am a good candidate for this loan because I know how to restore cars and sell them for profit in Europe. I will buy the car for $5000-$7000 in California and sell it 3 times that price in Europe, most likely in France, Paris, I have a few interested clients overseas asking me for this kind of car, I'm selling it to them for a really good deal compare to what they are used to pay in Europe. Easy money making system. It takes 3-4 weeks for the car to be renovated and and just a few weeks for the car to be shipped in Europe. I'm planning to pay back my loan as soon as I get my profit from the car's Sale.

Monthly net income: $4100

I live with my dad so no rent to pay.
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489184
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$4,000.00	Prosper Rating:	D	Listing Duration:	14 days
Minimum Amount to Fund:	$2,800	Estimated loss*:	9.80%
Term:	36 months

Lender yield:	26.75%	Borrower rate/APR:	27.75% / 31.31%	Monthly payment:	$164.91

Lender servicing fee:	1.00%	Effective Yield*:	26.08%
		Estimated return*:	16.28%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	7	First credit line:	Dec-1999	Debt/Income ratio:	14%
Credit score:	620-639 (Dec-2010)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	3 / 2	Length of status:	4y 11m
Amount delinquent:	$0	Total credit lines:	13	Occupation:	Student - College J...
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$1,030	Stated income:	$1-$24,999
Delinquencies in last 7y:	6	Bankcard utilization:	35%
		Homeownership:	No
Screen name:	wallbiter	Borrower's state:	California	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Prosper Activity
Loan history		Payment history		Credit score history
Active / total loans:	0 / 1	On-time:	29 ( 100% )	620-639 (Latest)
Principal borrowed:	$3,000.00	< 31 days late:	0 ( 0% )	580-599 (Feb-2008)
Principal balance:	$0.00	31+ days late:	0 ( 0% )
Total payments billed:	29
Description
Loan for college...again =)
Purpose of loan:
This loan will be used?to pay for the college expenses of the?2010-2011 Winter and Spring quarters at CSU East Bay.

My financial situation:
I am a great candidate for this loan because I am completely capable of paying?it off within the 3-year term, if not earlier.? I have an excellent employment history and have been with my current employer for a total of almost nine years.? The reason for this loan request is for college tuition and associated expenses.? I thought I would be able to get through the 2010-2011 school year without financial aid, however I was incorrect and the application deadline for aid through my university was back in September.? My current credit score is not a reflection of my actual credit history.? I became a victim of identity theft years ago and my credit score will finally be fixed in 2011.? Woohooo!!? This will be the second loan I have requested through Prosper.? My first loan was for college expenses as well, which I was able to pay off seven months early.??Thanks to the understanding and generosity of?each one of the lenders,?my loan request was fulfilled at an?interest?rate of about 16.9%, even though at that time my credit score was more than forty points?less than it currently is.? This loan will help me comfortably get through?what's left of this school year, and any help from you would be?tremendously appreciated!????

Monthly net income: $ 1600.00

Monthly expenses: $
??Housing: $ 500.00
??Insurance: $ 85.00
??Car expenses: $ 120.00?
??Utilities: $ 55.00
??Phone, cable, internet: $ 50.00
??Food, entertainment: $ 40.00
??Clothing, household expenses $ 60.00
??Credit cards and other loans: $ 50.00
??Other expenses: $ 0.00
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489218
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$7,500.00	Prosper Rating:	D	Listing Duration:	14 days
Minimum Amount to Fund:	$5,250	Estimated loss*:	10.80%
Term:	36 months

Lender yield:	28.50%	Borrower rate/APR:	29.50% / 33.10%	Monthly payment:	$316.34

Lender servicing fee:	1.00%	Effective Yield*:	27.78%
		Estimated return*:	16.98%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	7	First credit line:	Feb-1991	Debt/Income ratio:	26%
Credit score:	680-699 (Dec-2010)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	13 / 13	Length of status:	5y 11m
Amount delinquent:	$0	Total credit lines:	29	Occupation:	Accountant/CPA
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$18,892	Stated income:	$25,000-$49,999
Delinquencies in last 7y:	4	Bankcard utilization:	66%
		Homeownership:	Yes
Screen name:	appetizing-economy0	Borrower's state:	Missouri	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Debt Consolidation
Purpose of loan:
This loan will be used to?help pay off and consolidate my debt.

My financial situation: is good. I am trying to pay off some credit cards so I can have a little bit more breathing room than I currently have.
I am a good candidate for this loan because?I am never late on my payments and I have a long history of credit. I am a home owner, and the debt I am trying to consolidate relates to improvements that I made on the house over the summer. I re-finished hardwood floors, replaced a dining room floor with new hardwood floors, and also replaced a kitchen floor. Additionally, I painted, removed wall paper and updated fixtures throughout the house. I have worked to add value to my home, and I hope that this loan consolidation will help me to pay off the expenses more quickly.
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489181
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$15,000.00	Prosper Rating:	B	Listing Duration:	14 days
Minimum Amount to Fund:	$15,000	Estimated loss*:	5.95%
Term:	36 months

Lender yield:	13.90%	Borrower rate/APR:	14.90% / 17.07%	Monthly payment:	$519.25

Lender servicing fee:	1.00%	Effective Yield*:	13.67%
		Estimated return*:	7.72%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Oct-1994	Debt/Income ratio:	17%
Credit score:	820-839 (Dec-2010)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	5 / 4	Length of status:	3y 6m
Amount delinquent:	$0	Total credit lines:	24	Occupation:	Professional
Public records last 12m / 10y:	0/ 0	Revolving credit balance:	$1,220	Stated income:	$50,000-$74,999
Delinquencies in last 7y:	0	Bankcard utilization:	5%
		Homeownership:	Yes
Screen name:	important-benefit292	Borrower's state:	Massachusetts	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
Debt Consolidation
Purpose of loan:
This loan will be used to consolidate debt

My financial situation:
I am a good candidate for this loan because othert than my mortgage payment this is the only other debt I will have.

Monthly net income: $

Monthly expenses: $
??Housing: $
??Insurance: $
??Car expenses: $
??Utilities: $
??Phone, cable, internet: $
??Food, entertainment: $
??Clothing, household expenses $
??Credit cards and other loans: $
??Other expenses: $
Information in the Description is not verified.
Borrower Payment Dependent Notes Series 489227
The following information pertains to the borrower loan being requested, that corresponds to the series of Notes to be issued upon the funding of the borrower loan, in the event the listing receives commitments to purchase Notes in an amount that equals or exceeds the minimum amount required for the loan to fund.
Amount:	$15,000.00	Prosper Rating:	B	Listing Duration:	14 days
Minimum Amount to Fund:	$10,500	Estimated loss*:	5.95%
Term:	36 months

Lender yield:	13.90%	Borrower rate/APR:	14.90% / 17.07%	Monthly payment:	$519.25

Lender servicing fee:	1.00%	Effective Yield*:	13.67%
		Estimated return*:	7.72%
* Estimated loss is the estimated principal loss on charge-offs. Effective yield is equal to the borrower interest rate: (i) minus the servicing fee rate, (ii) minus estimated uncollected interest on charge-offs, (iii) plus estimated collected late fees. Effective yield, Estimated loss and Estimated return are intended to represent the estimated average effective yield, loss and return, respectively, on a basket of loans with the same characteristics as this listing. All estimates are based on the historical performance of Prosper loans for borrowers with similar characteristics. The calculations of Effective yield, Estimated loss and Estimated return require significant assumptions about the repayment of loans, and lenders should make their own judgments with respect to the accuracy of these assumptions. Actual performance may differ from estimated performance.
Borrower's Credit Profile
Prosper score (1-10):	8	First credit line:	Oct-1990	Debt/Income ratio:	17%
Credit score:	740-759 (Dec-2010)	Inquiries last 6m:	0	Employment status:	Employed
Now delinquent:	0	Current / open credit lines:	8 / 6	Length of status:	3y 10m
Amount delinquent:	$0	Total credit lines:	18	Occupation:	Administrative Assi...
Public records last 12m / 10y:	0/ 1	Revolving credit balance:	$7,184	Stated income:	$50,000-$74,999
Delinquencies in last 7y:	0	Bankcard utilization:	66%
		Homeownership:	Yes
Screen name:	hard-working-euro9	Borrower's state:	Florida	Borrower's group:	N/A
Credit and homeownership information was obtained from borrower's credit report and displayed without having been verified. Employment and income was provided by borrower and displayed without having been verified.
Description
South Bend House
Purpose of loan:
This loan will be used to?purchase a second home in South Bend, IN, where my son has recently moved.

My financial situation:Employed full time in FL
I am a good candidate for this loan because?I will repay it!!

Monthly net income: $ 3400

Monthly expenses: $ 2000
??Housing: $1100
??Insurance: $150
??Car expenses: $100
??Utilities: $150
??Phone, cable, internet: $50
??Food, entertainment: $100
??Clothing, household expenses $100
??Credit cards and other loans: $300
??Other expenses: $0
Information in the Description is not verified.